Exhibit 99.1

FOR IMMEDIATE RELEASE
Thursday, April 26, 2012 7:30 a.m. CDT

TELEVISION COMPANY BELO CORP. (BLC) REPORTS EARNINGS FOR

FIRST QUARTER 2012

DALLAS – Television company Belo Corp. (NYSE: BLC) today reported net earnings per share of $0.14 in the first quarter of 2012 compared to a net loss per share of ($0.04) in the first quarter of 2011. Earnings per share in the first quarter of 2011 included a net non-cash charge, after taxes, of $13.3 million, or $0.13 per share, related to the January 2011 split of The G. B. Dealey Retirement Pension Plan (“Pension Plan”) with A. H. Belo Corporation (“A. H. Belo”).

Dunia A. Shive, Belo’s president and Chief Executive Officer, said, “Growth in core spot revenue and double-digit growth in both retransmission revenue and Internet advertising contributed to a 3 percent total revenue increase in the first quarter of 2012 compared to the first quarter of 2011. Core spot revenue included increases in our two largest categories, automotive and retail. While political revenue was higher than the prior year, we did not receive meaningful political dollars in the first quarter due to the Texas primary moving to the second quarter.

“With the savings related to the conclusion of the Oprah show last fall and continued expense management, combined station and corporate operating costs were lower than the first quarter of last year. Our station adjusted EBITDA grew 16 percent compared to the first quarter of 2011 and our station adjusted EBITDA margin was 35 percent.

“In March, the Company announced a 60 percent increase in its quarterly dividend to $0.08 per share. The new annualized rate of $0.32 per share represents a dividend yield of 4.9 percent based on yesterday’s closing price. This action demonstrates the confidence the Board and management have in the Company’s ability to continue its exceptional cash generation, and reflects our commitment to providing an attractive return to shareholders.”

-more-

Belo Announces First Quarter 2012 Earnings

April 26, 2012

Page Two

First Quarter in Review

Operating Results

The Company generated total revenue of $156 million in the first quarter of 2012, which was $4.4 million, or 3 percent, higher than the first quarter of 2011.

Total spot revenue, excluding political, was up 1 percent with a 4 percent increase in local spot revenue and a 5 percent decrease in national spot revenue. Core spot revenue growth came from strength in the automotive and retail categories in the first quarter of 2012. Political revenue in the first quarter of 2012 totaled $1.6 million, a $1.2 million increase compared to the first quarter of 2011. Total spot revenue, including political, was up 2 percent in the first quarter of 2012 compared to the first quarter of 2011.

Other revenue, which includes barter and trade advertising, network compensation, Internet advertising and retransmission revenue, was up 7 percent in the first quarter of 2012 due primarily to double-digit increases in both Internet and retransmission revenue, partially offset by a $1.7 million decrease in network compensation, which the Company is no longer receiving beginning in 2012.

Station salaries, wages and employee benefits increased $1.9 million, or 3 percent, during the first quarter of 2012 versus the first quarter of 2011 due primarily to annual merit increases for employees and higher commissions. Station programming and other operating costs were down $4.9 million, or 10 percent, in the first quarter of 2012 compared to the first quarter of 2011 due primarily to savings in syndicated programming expense.

Corporate

Corporate operating costs of $7.7 million in the first quarter of 2012 were $1.4 million higher than the first quarter of 2011 as the Company cycled against credit adjustments in the prior year and had higher share-based compensation in the first quarter of 2012. The Company’s reported combined station and corporate operating costs were $1.6 million, or 1 percent, lower in the first quarter of 2012 compared to the first quarter of 2011.

- more -

Belo Announces First Quarter 2012 Earnings

April 26, 2012

Page Three

Other Items

Belo’s depreciation expense totaled $7.5 million in the first quarter of 2012, down from $7.9 million in the first quarter of 2011.

The Company’s interest expense of $17.7 million decreased 2 percent in the first quarter of 2012 compared to the first quarter of 2011.

Income tax expense increased $9 million in the first quarter of 2012 due primarily to a $7.1 million tax benefit in the first quarter of 2011 related to the split of the Pension Plan with A. H. Belo and higher pre-tax earnings in the first quarter of 2012.

Total debt at March 31, 2012, was $887 million, which consisted entirely of fixed-rate debt. The Company did not have an outstanding balance under its revolving credit facility and had $120 million in cash and temporary cash investments at March 31, 2012. The Company’s total leverage ratio, as defined in the Company’s credit facility, was 4.2 times at March 31, 2012, and 3.6 times when including the Company’s cash. Belo invested $3.9 million in capital expenditures in the first quarter of 2012.

Non-GAAP Financial Measures

A reconciliation of station adjusted EBITDA to earnings from operations and a reconciliation of net earnings (loss) to pro forma net earnings are set forth in an exhibit to this release.

Outlook

Looking forward, Shive said, “The second quarter of 2012 will include political revenue associated with the Texas Senate race as the Texas primary was moved from the first quarter to May 29. We also expect to see continued strength in the automotive category. The second quarter of 2011 included approximately $1.5 million in incremental revenue related to the Dallas Mavericks in the NBA finals. The second quarter of 2011 also included $1.3 million in network compensation, which the Company is no longer receiving. Taking these factors into consideration and based on recent pacings, we currently expect second quarter total revenue to be up around 3 to 4 percent, including an estimated $4 to $5 million in political revenue.

- more -

Belo Announces First Quarter 2012 Earnings

April 26, 2012

Page Four

Combined station and corporate operating costs for the second quarter of 2012 are currently expected to be up about 1 percent compared to the prior year’s quarter.

“With respect to full year 2012, the Company expects to benefit from the Olympics on its NBC stations and political advertising in the back half of the year. Combined station and corporate operating costs are expected to be relatively flat in the first half of the year versus the comparable period in 2011. Costs for full year 2012 are currently expected to be up in the low-single digits as we cycle against Oprah savings that began in September 2011 and due to higher national representation fees associated with political revenue.”

A conference call to discuss this release and other matters of interest to shareholders and analysts will follow at 11:00 a.m. CDT this morning. The conference call will be simultaneously webcast on Belo Corp.’s website (www.belo.com/invest). Following the conclusion of the webcast, a replay of the conference call will be archived on Belo’s website. To access the listen-only conference lines, dial 1-866-233-3843. A replay line will be open from 1:00 p.m. CDT on April 26 until 11:59 p.m. CDT May 10. To access the replay, dial 800-475-6701 or 320-365-3844. The access code for the replay is 244568.

About Belo Corp.

Television company Belo Corp. (NYSE: BLC) owns and operates 20 television stations (nine in the top 25 markets) and their associated websites. Belo stations, which include affiliations with ABC, CBS, NBC, FOX, and the CW, reach more than 14 percent of U.S. television households in 15 highly-attractive markets. Belo stations rank first or second in nearly all of their local markets. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Treasury Operations, at 214-977-4465.

- more –

Belo Announces First Quarter 2012 Earnings

April 26, 2012

Page Five

Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, dividends, investments, future financings, impairments, pension matters, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and factors include, but are not limited to, uncertainties regarding changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest and discount rates and programming and production costs; changes in viewership patterns and demography, and actions by Nielsen and its competitors; changes in the network-affiliate business model for broadcast television; technological changes, and the development of new systems and devices to distribute and consume television and other audio-visual content; changes in the ability to secure, and in the terms of, carriage of Belo programming on cable, satellite, telecommunications and other program distribution methods; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; Federal Communications Commission and other regulatory, tax and legal changes, including changes regarding spectrum; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures and filings with the SEC including Belo’s Annual Report on Form 10-K.

Belo Corp.

Consolidated Statements of Operations

	Three months ended March 31,
	2012	2011
In thousands, except share and per share amounts	(unaudited)	(unaudited)
Net Operating Revenues	$155,898	$151,470

Operating Costs and Expenses
Station salaries, wages and employee benefits	55,699	53,836
Station programming and other operating costs	45,317	50,196
Corporate operating costs	7,732	6,299
Pension settlement charge and contribution reimbursements reimbursements	—	20,466
Depreciation	7,462	7,924

Total operating costs and expenses	116,210	138,721

Earnings from operations	39,688	12,749

Other Income and (Expense)
Interest expense	(17,662)	(17,983)
Other income, net	501	180

Total other income and (expense)	(17,161)	(17,803)

Earnings (loss) before income taxes	22,527	(5,054)
Income tax expense (benefit)	8,235	(740)

Net earnings (loss)	$14,292	$(4,314)

Net earnings (loss) per share—Basic	$0.14	$(0.04)

Net earnings (loss) per share—Diluted	$0.14	$(0.04)

Weighted average shares outstanding
Basic	103,934	103,403
Diluted	104,257	103,403
Dividends declared per share	$0.08	$—

Belo Corp.

Consolidated Condensed Balance Sheets

	March 31, 2012	December 31, 2011
In thousands	(unaudited)
Assets
Current assets
Cash and temporary cash investments	$120,175	$61,118
Accounts receivable, net	133,485	149,584
Income tax receivable	14	31,629
Other current assets	17,743	16,692

Total current assets	271,417	259,023
Property, plant and equipment, net	153,540	157,115
Intangible assets, net	725,399	725,399
Goodwill	423,873	423,873
Other assets	40,958	46,195

Total assets	$1,615,187	$1,611,605

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$16,615	$19,677
Accrued expenses	31,020	34,961
Short-term pension obligation	19,737	19,300
Accrued interest payable	18,100	10,378
Income taxes payable	5,909	12,922
Dividends payable	8,324	5,189
Deferred revenue	3,712	3,435

Total current liabilities	103,417	105,862

Long-term debt	887,226	887,003
Deferred income taxes	247,857	244,361
Pension obligation	88,546	93,012
Other liabilities	12,965	14,164
Total shareholders’ equity	275,176	267,203

Total liabilities and shareholders’ equity	$1,615,187	$1,611,605

Belo Corp.

Non-GAAP to GAAP Reconciliations

Station Adjusted EBITDA

	Three months ended March 31,
In thousands (unaudited)	2012	2011
Station Adjusted EBITDA (1)	$54,882	$47,438
Corporate operating costs	(7,732)	(6,299)
Depreciation	(7,462)	(7,924)
Pension settlement charge and contribution reimbursements	—	(20,466)

Earnings from operations	$39,688	$12,749

Note 1:	Belo's management uses Station Adjusted EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Station Adjusted EBITDA represents the Company's earnings from operations before interest expense, income taxes, depreciation, amortization, impairment charges, pension settlement charge and contribution reimbursements, and corporate operating costs. Other income (expense), net is not allocated to television station earnings from operations because it consists primarily of equity in earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).

Pro Forma Net Earnings

In thousands, except per share amounts (unaudited)

	Three months ended March 31, 2012		Three months ended March 31, 2011
	Earnings	EPS	Earnings	EPS
Net earnings (loss)	$14,292	$0.14	$(4,314)	$(0.04)
Pension settlement charge and contribution reimbursements, net of tax	—	—	13,323	0.13

Pro forma net earnings	$14,292	$0.14	$9,009	$0.09